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                                                                    EXHIBIT 99.2

[PERCEPTRON LETTERHEAD]

Contact: John J. Garber
Vice President of Finance and CFO
734 414-6100


        PERCEPTRON ANNOUNCES FOURTH QUARTER AND TWELVE-MONTH RESULTS FOR
                                FISCAL YEAR 2004

PLYMOUTH, MICHIGAN, AUGUST 10, 2004 -- PERCEPTRON, INC. (NASDAQ: PRCP) today announced better than expected net sales of $15.2 million and net income of $922,000, or $0.11 per share, for the fourth quarter ended June 30, 2004, compared with net sales of $15.2 million and net income of $1.4 million, or $0.16 per share, for the quarter ended June 30, 2003. For the twelve-month period ended June 30, 2004 the Company reported net sales of $53.4 million and net income of $4.0 million or $0.46 per share, compared with net sales of $54.7 million and net income of $3.6 million, or $0.43 per share, for the same period one year ago.

Sales during the quarter were comparable to the same period one year ago and better than expected, including approximately $1.0 million of orders that were delivered earlier than originally planned to accommodate revised customer installation schedules. Gross profit for the fourth quarter of 2004 was $7.3 million, or 48% of sales, compared to $6.7 million, or 44% of sales one year ago. The improvement in gross profit as a percent of sales compared to last year was due principally to product mix.

Selling, general and administrative were lower than the fourth quarter of fiscal 2003 primarily as a result of lower legal expenses because of the resolution of a number of legal matters this fiscal year. Engineering, research and development costs this quarter were higher than last year primarily due to increased expenditures for contract services and engineering materials related to new product development. Income taxes in both quarters reflected a mix of operating profits and losses and different local tax rates among the Company's various operating entities.

The Company had new order bookings of $14.9 million during the fourth quarter compared with new order bookings of $15.0 million in the third quarter of fiscal 2004 and $14.8 million for the fourth quarter of fiscal year 2003. Total new order bookings during fiscal 2004 were $54.3 million compared with $57.7 million for fiscal 2003. The rate of new orders for both years reflected strong demand for the Company's products and services that facilitate its customer's goals to improve quality and reduce cost. The Company's backlog was $19.1 million as of June 30, 2004 compared with $18.2 million as of June 30, 2003.

Alfred A. Pease, Chairman, President and Chief Executive Officer, commented, "We were pleased with our operating results for the fourth quarter and fiscal year ended June 30, 2004, which were much stronger than we had expected at the beginning of the fiscal year. We continue to view the automotive industry's current focus on introducing new vehicles more frequently to satisfy their customers' changing requirements as a positive indicator for the Company. We see a business environment for fiscal year 2005 similar to what we have experienced during the past two years. Based upon the same methods by which we forecasted the past two years' sales, we believe that fiscal year 2005 sales will be comparable to that achieved during fiscal year 2004.

"Our balance sheet continues to strengthen. We had cash of $19.7 million, no debt, and shareholders' equity was $50.4 million or, $5.78 per share as of June 30, 2004."

As also announced today, the Perceptron Board of Directors has approved a $2.0 million stock repurchase program reflecting its confidence in the strength of Perceptron's business.

Perceptron, Inc. will hold a conference call/webcast chaired by Alfred A. Pease, President & CEO today at 10:00 a.m. (EDT). Investors can access the call at http://phx.corporate-ir.net/playerlink.zhtml?c=110185&s=wm&e=921615 or by dialing 800 967-7135 (domestic callers) or 719 457-2626 (international callers). If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 3:00 p.m. today and running until 11:00 p.m. on Tuesday, August 17, 2004. You can access the rebroadcast by dialing 888 203-1112 (domestic callers) or 719 457-0820 (international callers) and entering the passcode of 607085. A replay of the call will also be available in the "Company-News" section of the Company's website at www.perceptron.com for approximately one year following the call.


                               [PERCEPTRON LOGO]


47827 Halyard Drive - Plymouth, Michigan 48170 - Phone 734-414-6100 - Fax 734-414-4700


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PAGE 2 OF 3


About Perceptron
Perceptron produces information-based process improvement solutions for industry as well as technology components for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron's process management solutions to help them improve quality, shorten product launch times and reduce overall manufacturing costs. Headquartered in Plymouth, Michigan, Perceptron has approximately 215 employees worldwide, with facilities in the United States, Germany, Netherlands, France, Brazil, and Japan. For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2005 and future revenue, order booking levels and earnings levels. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, the dependence of the Company's revenue on a number of sizable orders from a small number of customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, general product demand and market acceptance risks, the ability of the Company to successfully compete with alternative and similar technologies, the timing and continuation of the Automotive industry's retooling programs, including the risk that the Company's customers postpone new tooling programs as a result of economic conditions or otherwise, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, general product development and commercialization difficulties, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, the level of interest existing and potential new customers may have in new products and technologies generally, rapid or unexpected technological changes, the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which has from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in this industry. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process. Because a significant portion of the Company's revenues are denominated in foreign currencies, and are translated for financial reporting purposes into U.S. Dollars, the level of the Company's reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and Euros. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company's expectations regarding future revenues, operating profits and net income are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company's expectations.

                           - Financial Tables Follow -


                               [PERCEPTRON LOGO]



47827 Halyard Drive - Plymouth, Michigan 48170 - Phone 734-414-6100 - Fax 734-414-4700


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PAGE 3 OF 3


                                PERCEPTRON, INC.
                             SELECTED FINANCIAL DATA
                     (In Thousands Except Per Share Amounts)
                                   (Unaudited)





CONDENSED INCOME STATEMENTS                        THREE MONTHS ENDED           TWELVE MONTHS ENDED
                                                         JUNE 30,                     JUNE 30,
                                                  2004            2003           2004          2003
                                                 --------       --------       --------      --------
Net Sales                                        $ 15,159       $ 15,184       $ 53,393      $ 54,679
Cost of Sales                                       7,877          8,446         28,293        27,145
                                                 --------       --------       --------      --------
        Gross Profit                                7,282          6,738         25,100        27,534
Selling, General and Administrative Expense         3,598          3,723         12,195        12,660
Engineering, Research and Development Expense       2,194          1,695          6,956         6,326

Other Expense                                          --             --            166            --
                                                 --------       --------       --------      --------
        Operating Income                            1,490          1,320          5,783         8,548

Interest Income, net                                   97             55            290             9
Arbitration Charge                                     --            (32)            --        (2,402)
Foreign Currency and Other Income (Expense)          (167)           (23)           580           (31)
                                                 --------       --------       --------      --------
Income Before Income Taxes                          1,420          1,320          6,653         6,124
Income Tax Expense                                    498            (31)         2,666         2,542
                                                 --------       --------       --------      --------
Net Income                                       $    922       $  1,351       $  3,987      $  3,582
                                                 ========       ========       ========      ========
Earnings Per Share
        Basic                                    $   0.11       $   0.16       $   0.46      $   0.43
        Diluted                                  $   0.10       $   0.15       $   0.43      $   0.42

Weighted Average Common Shares Outstanding
        Basic                                       8,710          8,329          8,593         8,284
        Diluted                                     9,406          8,972          9,327         8,622


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



CONDENSED BALANCE SHEETS                                        JUNE 30,     JUNE 30,
                                                                  2004         2003
                                                                -------      --------
Cash and Cash Equivalents                                       $19,679      $11,101
Other Current Assets                                             29,662       33,773
Property and Equipment, Net                                       7,714        8,290
Other Non-Current Assets, Net                                     5,869        6,250
                                                                -------      -------
        Total Assets                                            $62,924      $59,414
                                                                =======      =======

Current Liabilities                                             $12,564      $14,469
Shareholders' Equity                                             50,360       44,945
                                                                -------      -------
        Total Liabilities and Shareholders' Equity              $62,924      $59,414
                                                                =======      =======

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                               [PERCEPTRON LOGO]


47827 Halyard Drive - Plymouth, Michigan 48170 - Phone 734-414-6100 -
Fax 734-414-4700